Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact: Frances G. Laserson Vice President Corporate Communications 212.553.7758 Fran.Laserson@Moodys.com	Michael D. Courtian Vice President Investor Relations/Corporate Finance 212.553.7194 Michael.Courtian@Moodys.com

CLIFFORD L. ALEXANDER, Jr. TO RETIRE AS CHAIRMAN
OF MOODY’S CORPORATION

NEW YORK – August 1, 2003 – Moody’s Corporation today announced that Clifford Alexander has informed the company that he will retire as the non-executive chairman of its Board of Directors, effective October 1, 2003.

Mr. Alexander’s decision followed the Board of Directors’ evaluation of a director retirement age policy. At its July meeting, the Board voted unanimously to reinstate the company’s policy, suspended in connection with the separation of Moody’s from Dun & Bradstreet, recommending that directors who reach age 70 retire from the Board. Mr. Alexander, who turns 70 later this year, has decided to retire prior to the expiration of his current term as a director, in accordance with the reinstated policy.

“Cliff Alexander inspired the successful launch of Moody’s as an independent, public company at the time of the separation from Dun & Bradstreet almost three years ago,” said John Rutherfurd, Jr., president and chief executive officer of Moody’s Corporation. “Under Cliff’s leadership, the company achieved outstanding growth and a substantial increase in shareholder value. We are very grateful for his many contributions to Moody’s.”

Mr. Alexander served as chairman and chief executive officer of the Dun & Bradstreet Corporation from October 1999 to October 2000. He was elected non-executive chairman of Moody’s Corporation effective October 2000 following the separation from Dun & Bradstreet.

“My experience at Moody’s has been extremely rewarding,” said Mr. Alexander. “I am confident that the company, which I have had the pleasure of serving, has a tremendous business with strong management that generates great value for its customers, employees, and shareholders.”

Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody’s KMV, a credit risk management technology firm serving the world’s largest financial institutions. The corporation, which employs more than 2,000 associates in 17 countries, reported revenue of $1.0 billion in 2002. Further information is available at http://www.moodys.com.